Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Announces Record Fiscal 2006 Results

Company Reports 4th Quarter Performance and Provides Guidance for Fiscal 2007

Company Outlines Growth Initiatives

Board of Directors Authorizes $300 Million Share Repurchase Program

New York, NY, March 16, 2007 – AnnTaylor Stores Corporation (NYSE: ANN) today reported its results for the fourth quarter and fiscal year 2006 ending February 3, 2007. Diluted earnings per share for the quarter were $0.31 and, for the year, diluted earnings per share reached a record level of $1.98. Net sales for the quarter were up 6% and, for the year, net sales advanced 13% to a record level of $2.3 billion.

Fiscal 2006 Full Year Highlights

•	Grew net sales 13% to $2.3 billion on a 2.8% gain in comparable store sales

•	Expanded gross margin by 2.8 points to 53.7% of net sales

•	Increased both net income and diluted EPS by 75% to $143 million and $1.98, respectively

•	Repurchased nearly five million shares of common stock at a total cost of approximately $180 million

•	Successfully transitioned Factory stores to a full-price destination, establishing a third highly-profitable and rapidly-growing store format

•	Expanded the store base, with 70 new store openings and 25 closures, and updated an additional 63 Ann Taylor stores via the Company’s rebranding program

Commenting on the results of the year, Ann Taylor President & Chief Executive Officer Kay Krill stated, “Fiscal 2006 was a year of record financial performance and accomplishment for the Company. We continued to strengthen and grow our brands, improve our gross margin, and increase our supply chain efficiency and effectiveness. We successfully managed through a tough fourth quarter, given the impact of the unseasonably warm weather across much of the country and a fashion miss at LOFT, and we have entered fiscal 2007 determined to build on the progress we made in 2006 to deliver another year of record financial performance.”

ANNTAYLOR

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2006 ending February 3, 2007 advanced 6.3% to $610.5 million, compared with net sales of $574.0 million in the fourth quarter of fiscal 2005 ending January 28, 2006. The Company indicated that, due to the timing of its fiscal calendar, the 2006 fourth quarter and fiscal full year included an extra week, versus the comparable fiscal 2005 periods.

By division, net sales at Ann Taylor declined 1.0% to $243.4 million in the fourth quarter of fiscal 2006, compared with net sales of $245.9 million in the fourth quarter of fiscal 2005. At LOFT, net sales grew 5.0% to $284.8 million in the fourth quarter of fiscal 2006, compared with net sales of $271.3 million in the fourth quarter of fiscal 2005.

Comparable store sales on a 13-week basis declined 6.0% in the fourth quarter of fiscal 2006, compared to a comparable store sales increase of 6.8% in the fourth quarter of fiscal 2005. By division, comparable store sales at Ann Taylor declined 5.9% in the fiscal 2006 quarter, compared with a 9.8% increase in the year-ago quarter, primarily due to the unusually warm weather across much of the country during the quarter and the resultant impact on the division’s weather-sensitive categories—namely, sweaters, outerwear and cold-weather accessories. Importantly, Ann Taylor’s success in offering brand-appropriate product and tightly managing inventory enabled the division to achieve increased full-price sales and higher margins across the balance of its business. At LOFT, comparable store sales declined 8.9% in the fiscal 2006 quarter, compared with a 5.5% increase in the year-ago quarter. As previously disclosed, the softness at LOFT largely reflected a merchandise assortment, most notably sweaters, that was too heavily focused on fashion and, to a lesser extent, the impact of the unusually warm weather on weather-sensitive merchandise.

During the quarter, the company opened 19 LOFT stores, one Ann Taylor store, and one Ann Taylor Factory store and closed eight Ann Taylor stores. The total store count at the end of the quarter was 869, comprised of 348 Ann Taylor stores, 464 LOFT stores and 57 Ann Taylor Factory stores.

Gross margin, as a percentage of net sales, decreased 3.4 margin points to 47.6% in the fourth quarter of fiscal 2006, compared with a gross margin of 51.0% in the fourth quarter of fiscal 2005. The decline in gross margin primarily reflected aggressive promotional activity at LOFT, stemming from the fashion miss in sweaters and the resultant focus throughout the quarter on clearing inventory. Partially offsetting the LOFT margin weakness was aggressive growth and significantly higher margins at the Company’s Factory and Internet businesses, as well as higher margins at Ann Taylor.

ANNTAYLOR

Selling, general and administrative expenses for the fourth quarter of fiscal 2006 were $260.0 million, or 42.6% of net sales, compared to $249.5 million, or 43.5% of net sales, for the fourth quarter of fiscal 2005. This decline as a percentage of net sales largely reflected the absence of one-time costs totaling $6.5 million related to a legal settlement that impacted 2005, partially offset by an overall deleveraging of fixed expenses.

Operating income in the fourth quarter of fiscal 2006 declined 29.3% to $30.5 million, or 5.0% of net sales, compared to operating income of $43.2 million, or 7.5% of net sales, in the fourth quarter of fiscal 2005. Net income for the fourth quarter of fiscal 2006 was $21.5 million, or $0.31 per diluted share, compared with net income of $27.4 million, or $0.38 per diluted share, for the fourth quarter of fiscal 2005. Operating income in the fiscal 2005 quarter included charges totaling approximately $6.5 million relating to a legal settlement, with the impact on net income in the year-ago quarter totaling approximately $3.9 million. On a diluted share basis, the impact of this item in the fourth quarter of fiscal 2005 was $0.05.

During the fourth quarter, the Company substantially completed its $125 million share repurchase program, having purchased approximately 2.8 million shares of its common stock at an approximate cost of $95 million.

Full Year Results

For the full year of fiscal 2006, which included 53 weeks, net sales advanced 13.0% to $2.3 billion, compared with net sales of $2.1 billion for the full year of fiscal 2005, which included 52 weeks. By division, net sales at Ann Taylor grew 4.4% to $912.8 million in fiscal 2006, compared with net sales of $873.9 million in fiscal 2005. At LOFT, net sales increased 15.6% to $1,146.5 million in fiscal 2006, compared with net sales of $991.9 million in fiscal 2005.

Comparable store sales on a 52-week basis grew 2.8% in fiscal 2006, compared to comparable store sales growth of 0.1% on the same basis in fiscal 2005. By division, comparable store sales at Ann Taylor grew 3.1% in fiscal 2006, compared to a 0.6% increase in fiscal 2005 and, at LOFT, comparable store sales increased 1.9%, compared to a decline of 0.3% in fiscal 2005.

During fiscal 2006, the Company opened a total of 70 new stores and closed a total of 25 stores, ending the year at a store count of 869 stores. Ann Taylor opened 11 new stores during the year and closed 20 older ones, while LOFT opened 52 new stores and closed four, and Factory opened seven new stores and closed one. In addition, during the year, the Company updated 63 Ann Taylor stores, bringing to 106 the total number of Ann Taylor stores updated, since the rebranding program was initiated in 2005.

ANNTAYLOR

Total Company store square footage for fiscal 2006 increased 5.8% to 5.1 million square feet, versus 4.8 million square feet at fiscal year-end 2005. By division, total square footage at the end of fiscal 2006 was 1.9 million for Ann Taylor and 2.8 million for LOFT.

Gross margin as a percent of net sales advanced 2.8 margin points to 53.7% in fiscal 2006, versus 50.9% in fiscal 2005. The improvement in gross margin largely reflected the Company’s success throughout the year in improving its product offering and managing its inventory at Ann Taylor. Also driving the improvement in gross margin was the successful conversion during the year of Ann Taylor Factory to a full-price business and the continued growth and margin expansion of the Company’s Internet businesses.

At the end of fiscal 2006, total inventory on a per square foot basis increased 8%, compared to a decrease of 22% at the end of fiscal 2005. By division, Ann Taylor inventory on a per square foot basis at year-end 2006 was down 2%, on top of the 18% decline achieved at year-end 2005. Conversely, at LOFT, year-end inventory on a per square foot basis increased 16%, versus the 23% reduction achieved at year-end 2005, largely due to the division’s fourth quarter fashion miss and the impact of timing related to LOFT’s in-transit Spring inventory versus a year ago.

Selling, general and administrative expenses for fiscal 2006 were $1,033 million, or 44.1% of net sales, compared to $925 million, or 44.6% of net sales, in fiscal 2005. This decline as a percentage of net sales largely reflected the benefit of fixed cost leverage, stemming from the increase in comparable store sales, and the absence of costs totaling $16 million associated with the relocation of the Company’s corporate headquarters and a one-time charge related to a legal settlement in the year-ago period. Partially offsetting these benefits were higher stock- and performance-based compensation expenses in 2006.

Operating income advanced approximately 71% to $223.8 million, or 9.6% of net sales, in fiscal 2006, versus operating income of $131 million, or 6.3% of net sales, in fiscal 2005. Net income increased 75% to $143.0 million, or $1.98 per diluted share, versus net income of $81.9 million, or $1.13 per diluted share, in fiscal 2005. Operating income in fiscal 2005 included costs totaling approximately $16.0 million relating to the 2005 corporate office relocation and a legal settlement, with the impact on net income in fiscal 2005 totaling $9.5 million. On a diluted share basis, the impact of these items was $0.13 in fiscal 2005.

During fiscal 2006, the Company repurchased nearly five million shares of its common stock at an approximate cost of $180 million.

ANNTAYLOR

Fiscal 2007 Outlook

The Company’s outlook for earnings per diluted share in fiscal 2007 is in the range of $2.15 to $2.25. This performance is expected to reflect the impact of some softness from LOFT in the first half, followed by improving trends for the division in the second half of the year. The primary drivers of the Company’s outlook for fiscal 2007 are as follows:

•	Comparable store sales growth in the low-single-digit range

•	Net square footage growth of approximately 8%

•	Gross margin rate for the year even with year-ago, given the significant improvement achieved in fiscal 2006 and despite expected first-half softness at LOFT

•	First-half gross margin rate below 2006, with the second-half rate above 2006

•	An increase of 6% to 7% in selling, general and administrative expenses

•	Capital expenditures in the range of $150 million to $160 million

•	Continued repurchase of shares under the Company’s new $300 million authorization

In support of the Company’s outlook for fiscal 2007, it plans to open approximately 10 to 15 Ann Taylor stores, 60 LOFT stores and 10 Ann Taylor Factory Stores. The Company plans to close approximately 10 stores in fiscal 2007. In addition, the Company plans to update approximately 90 additional Ann Taylor stores during fiscal 2007. At the end of fiscal 2007, the Company expects over 70% of the Ann Taylor store base to be updated and brand-appropriate.

Growth Initiatives

The Company indicated that it is planning the initial rollout of a number of strategic initiatives in fiscal 2007 that, collectively, have the potential to benefit its results beginning in fiscal 2008. At Ann Taylor, these initiatives include expanding the division’s successful Celebrations® line and introducing a new Ann Taylor Beauty collection, consisting of fragrance and bath and body products, that will be available in all Ann Taylor stores beginning late this year or early next year. At LOFT, the Company is planning the launch this summer of a LOFT maternity line in select stores and online.

Looking further out, the Company indicated that it is moving forward with the launch of a new concept targeted at what the Company believes is a very attractive untapped opportunity in the market today. The new concept is targeted to be rolled out in Fall 2008. Additionally, the Company indicated that it is planning to expand its Factory business to include a LOFT Factory concept, with the initial rollout currently slated for Summer 2008.

ANNTAYLOR

Commenting on the Company’s growth initiatives, Ms. Krill stated, “We are very excited about the significant growth potential we see in the business across our brands. We have made terrific progress turning around Ann Taylor and, with this accomplished, we are now in a position to expand the brand to drive attractive growth for years to come. At LOFT, we are entering Spring 2007 with a focus on regaining our momentum, while we continue to expand our store base and extend the brand into additional categories that make strategic sense for our clients. Our Factory business continues to extend the reach of our Ann Taylor brand to an additional client base, and we are excited about the opportunity to do the same with the LOFT brand. As we look ahead, clearly the most meaningful opportunity we are pursuing is the launch of our new concept in Fall 2008. We are very excited about delivering on the enormous growth potential we see, and we believe our outlook is extremely bright.”

Share Repurchase Authorization

The Company announced that its Board of Directors has authorized a $300 million share repurchase program, enabling the Company to buy its stock in the open market or in private transactions from time to time.

“This is the largest share repurchase program in Ann Taylor’s history. We have thoroughly evaluated our capital structure, along with the cash we generate from operations and the capital requirements to fund our growth strategy, and we believe that this program is another excellent way to deliver value for our shareholders,” stated Ms. Krill.

About Ann Taylor

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 869 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of February 3, 2007.

Contact:

Maria A. Sceppaguercio

Senior Vice President

Communications & Investor Relations

212-457-2199

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

•

risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•

the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption; and

•	the impact of the Company’s Ann Taylor Factory business strategy.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters and Twelve Months Ended February 3, 2007 and January 28, 2006

(unaudited)

	Quarters Ended		Twelve Months Ended
	February 3, 2007	January 28, 2006	February 3, 2007	January 28, 2006
	(in thousands, except per share amounts)
Net sales	$610,475	$574,040	$2,342,907	$2,073,146
Cost of sales	319,944	281,318	1,085,897	1,017,122

Gross margin	290,531	292,722	1,257,010	1,056,024
Selling, general and administrative expenses	259,986	249,548	1,033,173	924,998

Operating income	30,545	43,174	223,837	131,026
Interest income	4,674	3,226	17,174	9,318
Interest expense	551	655	2,230	2,083

Income before income taxes	34,668	45,745	238,781	138,261
Income tax provision	13,137	18,329	95,799	56,389

Net income	$21,531	$27,416	$142,982	$81,872

Basic earnings per share of common stock	$0.31	$0.38	$2.01	$1.14

Weighted average shares outstanding	69,438	71,662	70,993	71,554

Diluted earnings per share of common stock	$0.31	$0.38	$1.98	$1.13

Weighted average shares outstanding, assuming dilution	70,400	72,809	72,107	72,270

Number of stores open at beginning of period	856	820	824	738
Number of stores opened during period	21	11	70	97
Number of stores closed during period	(8)	(7)	(25)	(11)
Number of stores open at end of period	869	824	869	824
Number of stores expanded/relocated during period *	4	4	16	12

Total store square footage at end of period (000’s)	5,079	4,801

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONSOLIDATED BALANCE SHEETS

For the Period Ended February 3, 2007 and January 28, 2006

(unaudited)

	February 3, 2007	January 28, 2006
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$360,560	$380,654
Accounts receivable	16,489	17,091
Merchandise inventories	233,606	204,503
Prepaid expenses and other current assets	79,950	73,964

Total current assets	690,605	676,212
Property and equipment, net	564,108	512,765
Goodwill	286,579	286,579
Deferred financing costs, net	652	1,017
Other assets	26,559	16,333

Total assets	$1,568,503	$1,492,906

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$106,519	$97,398
Accrued salaries and bonus	28,304	8,633
Accrued tenancy	45,024	44,036
Gift certificates and merchandise credits redeemable	52,989	45,916
Accrued expenses	66,582	61,603

Total current liabilities	299,418	257,586
Deferred lease costs	214,466	198,714
Other liabilities	4,708	2,124

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,155,607 and 81,998,648 shares issued, respectively	559	558
Additional paid-in capital	753,030	723,230
Retained earnings	670,307	527,325
Accumulated other comprehensive loss	(5,373)	—
Deferred compensation on restricted stock	—	(12,006)

	1,418,523	1,239,107
Treasury stock, 12,782,533 and 9,507,361 shares respectively, at cost	(368,612)	(204,625)

Total stockholders’ equity	1,049,911	1,034,482

Total liabilities and stockholders’ equity	$1,568,503	$1,492,906